Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into as of the Execution Date (as defined below), by and between Ira H. Raphaelson (“Executive”) and Scientific Games Corporation, a Delaware corporation (the “Company” and, together with Executive, the “Parties”).

WHEREAS, Executive has been employed as Vice President, General Counsel and Secretary of the Company pursuant to an Employment Agreement, dated as of December 15, 2005, by and between Executive and the Company, as amended by letter agreements dated as of August 2, 2006 and as further amended by an amendment dated as of October 6, 2008 (as so amended, the “Employment Agreement”);

WHEREAS, the Company and the Executive have agreed to transition Executive’s responsibilities as Vice President, General Counsel and Secretary in advance of Executive’s scheduled retirement of February 1, 2012 as part of which Executive wishes to resign his various positions with the Company and its affiliates to pursue other opportunities; and

WHEREAS, the Company and Executive desire to enter into this Agreement regarding Executive’s change in responsibilities and separation from employment with the Company;

NOW THEREFORE, in consideration of the recitals and the mutual promises, covenants and agreements set forth herein, the Parties covenant and agree as follows:

1.                                       Transition; Termination of Employment.  Executive shall cease serving as Vice President, General Counsel & Secretary of the Company as of the close of business on December 31, 2011 or such earlier date as Executive’s successor is announced and begins working at Scientific Games.  Until February 1, 2012 (the “Separation Date”), Executive shall provide reasonable assistance to the Company and the incoming General Counsel & Secretary of the Company in connection with a smooth and orderly transition of Executive’s responsibilities, and perform such other duties as reasonably requested by the Company in connection therewith.

(a)                                  Effective upon Executive’s successor starting work as General Counsel & Secretary (at which time Executive shall be deemed to have resigned from all officer, director and trustee positions of the Company and its subsidiaries), Executive shall serve as Senior Vice President International Affairs reporting to the Chief Executive Officer of the Company (the “CEO”) until the Separation Date:

(i)           Without limiting the generality of the foregoing, unless otherwise requested by the Company, Executive shall:

(A)      participate with the Chief Executive Officer of Asia Pacific in connection with China projects;

(B)        participate with the Managing Director of SciPlay in completing negotiations on certain business opportunities; and

(C)        be available to work on special projects as agreed with Executive and assigned by the CEO or the Board of Directors of the Company.

Subject to Executive’s duties set forth herein, Executive will not be required to maintain regular office hours from January 1, 2012 to the Separation Date.  Executive’s employment with the Company shall terminate as of the close of business on the Separation Date and all existing and prior employment agreements between the Parties, whether oral or written, including the Employment Agreement, shall automatically terminate and be of no further force or effect as of the Separation Date, except that the Confidentiality and Non-Compete Sections shall survive such termination and continue in full force and effect in accordance with their respective terms.  The Parties agree to provide written notice of their intention to extend Executive’s service beyond the Separation Date on or before September 1, 2011 and the terms for such service.

2.                                       Consideration to Executive.  Except for any payments or benefits Executive has accrued or vested in pursuant to Executive’s participation in the Company’s 401(k) Plan or the Employee Stock Purchase Plan, which shall be subject to the terms and conditions set forth in such plans, Executive acknowledges and agrees that the payments described in this Section 2 fulfill any and all of the Company’s obligations due to Executive under any agreement or bonus, incentive compensation, severance or separation plan or allowance or any other compensation or benefit plan or arrangement maintained by the Company or any of its subsidiaries (including the Employment Agreement), and Executive specifically acknowledges and agrees that Executive is entitled to no other compensation or benefits from the Company or any of its subsidiaries of any kind or nature whatsoever, except to the extent expressly provided in this Agreement.

In consideration of the covenants undertaken herein by Executive, and for other good and valuable consideration, receipt of which is hereby acknowledged, and in full and complete consideration for Executive’s promises, covenants and agreements set forth in this Agreement, the Company shall provide the following to Executive:

(a)          any accrued but unpaid base salary of Executive for services rendered to the Separation Date, payable in accordance with the Company’s regular payroll policies (and subject to applicable withholdings);

(b)         US$138,196 representing accrued and unpaid vacation as of the Separation Date, payable within 30 days of the Separation Date (and subject to applicable withholdings);

(c)          reimbursement in accordance with the Company’s policies of any unpaid reasonable business expenses and disbursements incurred by Executive prior to the Separation Date; provided, however, that Executive must submit vouchers for any such expenses in accordance with the Company’s standard procedures on or prior to the Separation Date;

(d)         US$445,000, representing a Transition Bonus in lieu of any MICP Bonus for 2011 the Executive would otherwise have been eligible for, payable within 30 days of the Separation Date (and subject to applicable withholdings);

(e)          US$619,500 representing a special separation payment, payable within 30 days of the Separation Date;

(f)            except for the performance-conditioned restricted stock units awarded to Executive in March 2011 (the vesting of which shall be conditioned on the Compensation Committee’s determination in 2012 that the applicable performance condition has been satisfied, or otherwise such award shall be cancelled) or to the extent otherwise provided at the time of grant under the terms of any equity award made to Executive, all unvested stock options, restricted stock units, restricted stock and other equity-based awards held by Executive immediately prior to the Separation Date will become fully vested and non-forfeitable as of the Separation Date, and, in all other respects, all such options and other awards shall be governed by the plans and programs and the agreements and other documents pursuant to which the awards were granted (it being understood that such options shall be exercisable for 90 days following the Separation Date or until their earlier expiration in accordance with their terms);

(a)                                  For the avoidance of doubt, in the event the Shareholders of the Company approve the options exchange contained in the Proxy and the Board thereafter adopts such a program prior to February 1, 2012, Executive shall participate in such program on the same terms as like-situated executives except that those restricted stock units that Executive obtains as part of such exchange will vest pursuant to this Agreement but may not be sold until one (1) year after the exchange takes place; and

(g)         if Executive elects to continue COBRA coverage under the Company’s group health plan in accordance with COBRA, the monthly premiums for such coverage for a period of twelve (12) months (based on Executive’s current coverage elections), such amount to be paid by the Company directly to the provider during such period (thereafter, Executive will be responsible for paying the entire COBRA premium).

For the avoidance of doubt, in the event of Executive’s death prior to the time when all payments under this Section 2 have been made, Executive’s estate shall receive such payments not already paid to Executive in accordance with this Section 2.

The Company makes no representations or warranties regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations.  Section 409A of the Code governs plans and arrangements that provide “nonqualified deferred compensation” (as defined under the Code) which may include, among others, nonqualified retirement plans, bonus plans, stock option plans, employment agreements and severance agreements.  To the extent any payments of money or other benefits due to Executive under this Agreement could cause the application of an acceleration or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payments or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such acceleration or additional tax.  To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute deferred compensation under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

3.                                       General Release of Claims.

(a)          In consideration for the benefits specified in Section 2 hereof, certain of which Executive hereby acknowledges are not otherwise owed to Executive, Executive hereby understands and agrees that Executive is knowingly and voluntarily releasing, waiving and forever discharging (and Executive hereby does knowingly and voluntarily release, waive and forever discharge), to the fullest extent permitted by law, on Executive’s own behalf and on behalf of Executive’s agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through Executive (collectively referred to as the “Releasors”):

(i)         the Company, its affiliates, subsidiaries, predecessors, successors or assigns, and any of its or their past or present stockholders, members or other equity holders, and any of its or their respective past or present directors, executives, officers, insurers, attorneys, employees, consultants, agents, employee benefits plans and trustees, fiduciaries, and administrators of those plans (collectively referred to as the “Released Parties”),

(ii)      of and from any and all claims under local, state or federal law or equity, whether known or unknown, asserted and unasserted, that Executive and/or the other Releasors have or may have against Released Parties as of the Effective Date (as defined below), including but not limited to all matters relating to or in any way arising out of any aspect of Executive’s employment with the Company, separation from employment with the Company, or Executive’s treatment by the Company while in the Company’s employ, and all other claims, charges, complaints, liens, demands, causes of action, obligations, damages (including consequential, punitive or exemplary damages), liabilities or the like of whatever nature (including, without limitation, attorneys’ fees and costs) (collectively “Claims”), including but not limited to all Claims for:

(A)                              salary and other compensation or benefits, including, but not limited to, overtime if applicable, incentive compensation and other bonuses, severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act of 1974, as amended or any other applicable local, state or federal law;

(B)                                discrimination, harassment or retaliation based upon race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, citizenship status, pregnancy or any pregnancy related disability, family status, leave of absence (including but not limited to the

Family Medical Leave Act or any other federal, state or local leave laws), handicap (including but not limited to The Rehabilitation Act of 1973), medical condition or disability, or any other characteristic covered by law under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, as amended, Sections 1981 through 1988 of the Civil Rights Act of 1866, and any other federal, state, or local law prohibiting discrimination in employment, the Worker Adjustment and Retraining Notification Act, or any other federal, state or local law concerning plant shutdowns, mass layoffs, reductions in force or other business restructuring;

(C)                                discrimination, harassment or retaliation based upon age under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990 (the “ADEA”), or under any other federal, state, or local law prohibiting age discrimination;

(D)                               matters arising under the Sarbanes-Oxley Act of 2002 and any other federal, state or local whistleblower laws;

(E)                                 breach of implied or express contract (whether written or oral), breach of promise, misrepresentation, fraud, estoppel, waiver or breach of any covenant of good faith and fair dealing, including without limitation breach of any express or implied covenants of any employment agreement that may be applicable to Executive;

(F)                                 defamation, negligence, infliction of emotional distress, violation of public policy, wrongful or constructive discharge, or any employment-related tort recognized under any applicable local, state, or federal law;

(G)                                any violation of any Fair Employment Practices Act, Equal Rights Act; Civil Rights Act; Minimum Fair Wages Act; or Payment of Wages Act; or any comparable federal, state or local law;

(H)                               any violation of the New York State Human Rights Law, New York Labor Act, New York Equal Pay Act, New York City Human Rights Law, New York Civil Rights Law, New York Rights of Persons with Disabilities Law, New York Sexual Orientation Non-Discrimination Act, New York Equal Rights Law, the New York State Workers’ Compensation and Disability Benefit Laws (including the retaliation provisions thereof), and New York City Administrative Code and Charter, or any comparable federal, state or local law;

(I)                                    costs, fees, or other expenses, including attorneys’ fees; and

(J)                                   any other claim, charge, complaint, lien, demand, cause of action, obligation, damages, liabilities or the like of any kind whatsoever, including, without limitation, any claim that this Agreement was induced or resulted from any fraud or misrepresentation by Company.

Excluded from the release set forth in this Section 3(a) are: (i) any Claims or rights to enforce this Agreement against the Company; (ii) any Claims that may arise after the Effective Date; and (iii) any Claims that Executive cannot lawfully release.  Notwithstanding anything to the contrary contained herein, also excluded from the release set forth in this Section 3(a) is Executive’s right to file a charge with an administrative agency (including the Equal Employment Opportunity Commission and the National Labor Relations Board) or participate in any agency investigation.  Executive is, however, hereby waiving Executive’s right to recover money or other damages in connection with any such charge or investigation.  Executive is also hereby waiving Executive’s right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission, National Labor Relations Board or any other federal, state or local agency.

(b)         The Released Parties, for good consideration which they hereby acknowledge receiving, hereby release Executive from any and all claims, demands, causes of action, liability or the like which they had, now have or may claim to have against Executive, as of the Effective Date, whether known or unknown (it being understood and agreed that excluded from the release set forth in this Section 3(b) are (i) any claims or rights to enforce this Agreement against Executive, (ii) any claims that may arise after the Effective Date and (iii) any claims that the Released Parties cannot lawfully release).

4.                                       Additional Agreements by Employee.

(a)          BY AGREEING TO THE RELEASE CONTAINED IN THIS AGREEMENT EXECUTIVE HEREBY KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHTS (KNOWN OR UNKNOWN) TO BRING OR PROSECUTE A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE RELEASED PARTIES WITH RESPECT TO ANY OF THE CLAIMS DESCRIBED IN SECTION 3 HEREOF.  Executive agrees that the release set forth herein will bar all claims or demands of every kind, known or unknown, referred in Section 3 hereof and further agrees that no non-governmental person, organization or other entity acting on Executive’s behalf has in the past or will in the future file any lawsuit, arbitration or proceeding asserting any claim that is waived or released under this Agreement. If Executive’s initiates, files or pursues a lawsuit, arbitration or other proceeding asserting any Claim waived or released in this Agreement, (i) Executive will pay for all costs, including reasonable attorneys’ fees, incurred by the Released Parties in defending against such Claim (unless such Claim is a charge with the Equal Employment Opportunity Commission or the National Labor Relations Board); (ii) Executive gives up any right to individual damages in connection with any administrative, arbitration or court proceeding with respect to Executive’s employment with and/or separation from the Company; and (iii) if Executive is awarded money damages, Executive will assign to the Released Parties Executive’s right and interest to all such money damages.  Notwithstanding the foregoing, this paragraph does not limit Executive’s right to challenge the validity of this Agreement in a legal proceeding under the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), with respect to claims under the ADEA.  This paragraph also is not intended to and shall not limit the right of a court to determine, in its discretion, that the Company is entitled to restitution, recoupment or setoff of any payments made to Executive by the Company should this Agreement be found to be invalid as to the release of claims under the ADEA.

(b)         Executive agrees that Executive shall not solicit, encourage, assist or participate (directly or indirectly) in bringing any Claims or actions against any of the Released Parties by other current or former employees, officers or third parties, except as compelled by subpoena or other court order or legal process, and only after providing the Company with prior notice of any such subpoena, order or legal process and an opportunity to timely contest such process.

(c)          Executive represents, warrants and agrees that Executive has not filed any administrative, judicial or other form of complaint or initiated any claim, charge, complaint, suit or legal or other proceeding against any of the Released Parties, and that Executive will not make such a filing at any time hereafter based on any events, actions or omissions occurring prior to the Effective Date.  Executive understands and agrees that this Agreement will be pleaded as a full and complete defense to any such claim, charge, complaint, suit or proceeding which is or may be instituted, prosecuted or maintained by Executive, Executive’s agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through Executive.

5.                                       Affirmations.  In signing this Agreement, Executive hereby affirms that:

(a)          Executive has been paid and/or has received all leave (paid or unpaid), compensation, wages, overtime, if applicable, bonuses, commissions, severance pay, and/or benefits to which Executive may be entitled and that no other amounts and/or benefits are due to Executive except as specifically provided in this Agreement;

(b)         Executive is not eligible to receive payments or benefits under any other Company and/or other Released Party’s severance pay policy, plan, practice or arrangement;

(c)          Executive has no known workplace injuries or occupational diseases that Executive has not reported to the Company in writing and Executive either has been provided or Executive has not been denied any leave requested under the Family and Medical Leave Act or under any applicable Company policy or any local, state, or federal law;

(d)         Executive has not complained of and Executive is not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by the Company or any other Released Party that Executive has not reported to the Company in writing;

(e)          On or about the Separation Date, or within a reasonable time thereafter, the Company will provide Executive with timely and adequate notice of Executive’s right to continue group insurance benefits under COBRA;  and

(f)            Executive acknowledges and agrees that if Executive breaches the provisions of this Agreement, then the Company will have the right to seek an appropriate remedy against Executive, which may include, but not be limited to, injunctive relief, the return of any payments, reimbursements or benefits Executive has received under any provision of this

Agreement, other monetary damages, and the payment of the Company’s attorneys’ fees.

6.                                       Executive’s Cooperation.

(a)          Executive agrees that Executive will provide reasonable assistance to ensure a smooth transition of Executive’s responsibilities and will cooperate with the Company, its subsidiaries and its affiliates with respect to matters or issues which took place or arose during Executive’s tenure with the Company, specifically including without limitation any attorney retained by any of them or any other representative acting on their behalf, in connection with any pending or future internal investigation or judicial, administrative or regulatory matter, proceeding or investigation.  The Parties acknowledge and agree that such cooperation may include, but shall not be limited to, Executive making himself available for meetings, interviews, statements, testimony or the signing of affidavits, and providing to the Company any documents or information in Executive’s possession or under Executive’s control relating to any such litigation, regulatory matter or investigation, provided that any such meeting, interviews, statements or testimony do not unduly interfere with Executive’s work schedule or other post-Company duties.  The Company shall reimburse Executive promptly after Executive submits receipts or other documents reasonably acceptable to the Company for actual out-of-pocket expenses reasonably incurred and approved by the Company in connection with Executive’s performance under this Section 6 and otherwise in accordance with the Company’s reimbursement policy; provided, however, that Executive shall not be entitled to any expense reimbursement for a reasonable amount of time spent testifying or otherwise cooperating in any matter in which Executive is a defendant in the proceeding or a named subject or target of the litigation, regulatory matter or investigation.

(b)         Executive represents and warrants that Executive has and will accurately, completely and truthfully disclose to the Company any and all materials and information requested, including without limitation in connection with any pending or future internal investigation or judicial, administrative or regulatory matter, proceeding or investigation involving conduct in which Executive was involved or had knowledge in connection with Executive’s employment with the Company.  In the event of a material breach of this Section 6, Executive agrees that the Company may, in its sole discretion, elect to terminate this Agreement and render it null and void as of the Separation Date or any time thereafter, and that in such event, Executive shall be required to reimburse the Company in full any payments, reimbursements or benefits Executive has received under any provision of this Agreement.

(c)          Nothing in this Agreement diminishes or otherwise reduces the continuing nature of the Executive’s right to indemnification under Section 4 of his Employment Agreement relating to acts and omissions during the period of his employment.

7.                                       Confidentiality of Agreement.  The Parties agree that it is a material condition of this Agreement that Executive shall keep the terms of this Agreement strictly and completely confidential and that Executive will not directly or indirectly make or issue any private statement, press release or public statement, or communicate or otherwise disclose to any executive or employee of the Company (past, present or future) or to a member of the general public, the negotiations leading to, or the terms, amounts or facts of or underlying this

Agreement, except as may be required by law or compulsory process; provided, however, that (x) Executive may disclose the terms of this Agreement to Executive’s immediate family, attorneys, and accountants or other financial advisors so long as they agree to abide by the foregoing confidentiality restriction and (y) Executive may disclose any information relating to this Agreement that the Company publicly discloses pursuant to applicable governmental regulations..

8.                                       Return of Company Property.  Executive agrees that Executive has or will surrender to the Company all Company credit cards, parking cards, security badges, cell phones, pagers, Blackberries, computer equipment and expense accounts, and that Executive will submit all outstanding travel vouchers, business expenses and the like no later than the Separation Date.  Executive further agrees that Executive has returned or will return to the Company, on or before the Separation Date, and will not keep, maintain or permit any copy of, any Company property, including without limitation any documents, papers, files or records in any media (whether stored on Company or personal property) which may be in Executive’s possession, custody or control.

9.                                       Non-Admissions.  The Parties hereto recognize that, by entering into this Agreement, the Company does not admit, and does specifically deny, any violation of any local, state, federal, or other law, whether regulatory, common or statutory.  The Parties further recognize that (a) this Agreement has been entered into in release and compromise of any claims which might be asserted by Executive in connection with Executive’s employment by the Company or Executive’s resignation from employment, and to avoid the expense and burden of any litigation related thereto, and (b) the amounts payable to Executive hereunder are in addition to anything of value to which he is already entitled.

10.                                 Rights After Breach.  Executive agrees that, in the event Executive materially breaches any provision of this Agreement or otherwise engages in any other act or omission that has caused or may reasonably be expected to cause injury to the interest or business reputation of the Company, in addition to rights otherwise set forth in this Agreement: (a) the Company shall have the right to (i) offset or reduce or discontinue any payments, reimbursements or benefits he otherwise would be entitled to receive under the provisions of this Agreement; and (ii) demand repayment of or reimbursement for, and Executive shall immediately repay or reimburse the Company upon demand, any or all payments, reimbursements or benefits paid or provided to Executive under the provisions of this Agreement; and (b) the Released Parties shall be entitled to file counterclaims against Executive in the event of Executive’s breach of the covenant not to sue and may recover from Executive any repayment or reimbursement not made to the Company, as required by Section 10(a) hereof, as well as any and all other resulting actual or consequential damages, including reasonable attorneys’ fees and costs.

11.                                 Waiver of Breach.  One or more waivers of a breach of any covenant, term or provision of this Agreement by any Party shall not be construed as a waiver of a subsequent breach of the same covenant, term or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term or provision

12.                                 Enforcement and Arbitration.

(a)          This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions.  The Executive and the Company agree that, except for any claim that is non-arbitrable under applicable law, final and binding arbitration shall be the exclusive forum for any dispute or controversy between them, including, without limitation, disputes arising under or in connection with this Agreement, Executive’s employment with, and/or separation from, the Company; provided, however, that the Company shall be entitled to commence an action in any court of competent jurisdiction for injunctive relief in connection with any alleged actual or threatened violation of any provision of Sections 10.1 through 10.10 of the Employment Agreement (which provisions survive the termination of the Employment Agreement, pursuant to Section 1 of this Agreement).  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  For purposes of entering such judgment or seeking injunctive relief with regard to Sections 10.1 through 10.10 of the Employment Agreement, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Southern District of New York; (ii) the Supreme Court of the State of New York, New York County; or (iii) any other court having jurisdiction; provided, that damages for any alleged violation of Sections 10.1 through 10.10 of the Employment Agreement, as well as any claim, counterclaim or cross-claim brought by the Executive or any third-party in response to, or in connection with any court action commenced by the Company seeking said injunctive relief shall remain exclusively subject to final and binding arbitration as provided for herein.  The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which either may now or hereafter have to such jurisdiction, venue and any defense of inconvenient forum.  Thus, except for the claims carved out above, this Agreement includes all common-law and statutory claims (whether arising under federal state or local law), including, but not limited to, any claim for breach of contract, fraud, fraud in the inducement, unpaid wages, wrongful termination, and gender, age, national origin, sexual orientation, marital status, disability, or any other protected status.

(b)         Any arbitration under this Agreement shall be filed exclusively with the American Arbitration Association in New York, New York before three arbitrators, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration.  The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  The Company shall pay all costs uniquely attributable to arbitration, including the administrative fees and costs of the arbitrators.  Subject to the last sentence of this Section 12(b), each party shall pay that party’s own costs and attorney fees, if any, unless the arbitrators rule otherwise.  The Executive understands that he is giving up no substantive rights, and this Agreement simply governs forum.  The prevailing party in any dispute, controversy or claim arising out of or related to this Agreement (and/or the surviving provisions of the Employment Agreement) shall be entitled to recover its reasonable costs and attorney fees.

(c)          BY SIGNING THIS AGREEMENT, EXECUTIVE AND THE COMPANY ACKNOWLEDGE THAT THE RIGHT TO A COURT TRIAL AND TRIAL BY JURY IS OF VALUE, AND KNOWINGLY AND VOLUNTARILY WAIVE THAT

RIGHT FOR ANY DISPUTE SUBJECT TO THE TERMS OF THE ARBITRATION PROVISIONS SET FORTH IN THIS SECTION 12.

13.                                 Severability.  If any provision or term of this Agreement, other than the Executive’s release set forth herein, is held to be illegal, invalid or unenforceable, such provision or term shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid or unenforceable provision or term, there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid or unenforceable provision, as may be possible and that is legal, valid and enforceable.

14.                                 Entire Agreement.  This Agreement constitutes the entire Agreement of the Parties, and supersedes all prior and contemporaneous negotiations, prior drafts of this Agreement and other agreements, oral or written, including whatever rights, if any, Executive may have had under the Employment Agreement (except to the extent otherwise specifically provided hereby).  All prior and contemporaneous negotiations, prior drafts of this Agreement and other agreements are deemed incorporated and merged into this Agreement and are deemed to have been abandoned if not so incorporated.  No representations, oral or written, are being relied upon by either Party in executing this Agreement other than the express representations of this Agreement.  This Agreement cannot be changed or terminated unless by express written agreement of the Parties.  This Agreement may be executed by each Party in separate counterparts, each of which shall be deemed an original and constitute one document.

15.                                 Revocation and Effective Date.  Executive may accept this Agreement by delivering to the Company’s Chief Administrative Officer, 750 Lexington Avenue, 25th Floor, NY, NY 10022, a faxed or PDF copy of this Agreement and the letter in the form attached to this Agreement as Exhibit A, both signed by Executive no later than 5:00 p.m. Eastern Time on the date that is twenty-one (21) days after this Agreement is initially delivered to Executive, unless a later date and time is mutually agreed  (the date, if any, on which Executive executes and delivers a copy of this Agreement being the “Execution Date”), as long as Executive or his counsel delivers to the Company’s Chief Administrative Officer (or such officer’s designee)  within a reasonable time thereafter an original of this Agreement executed by Executive on or before the Effective Date.  Executive acknowledges that if Executive does not accept this Agreement in the manner described above, it will be withdrawn and of no effect.  If Executive accepts this Agreement before the end of the twenty-one (21) days permitted, Executive represents that Executive has done so voluntarily and with the advice of Executive’s attorney.  Executive may revoke Executive’s acceptance of this Agreement within seven (7) days of the Execution Date by delivery of written notice to the Company’s Chief Administrative Officer, by 5:00 p.m. on the seventh day following the Execution Date of this Agreement.  Executive acknowledges and agrees that, if Executive revokes Executive’s acceptance of this Agreement, Executive shall receive none of the benefits provided hereunder and this Agreement shall be null and void, having have no further force or effect, and that this Agreement will not be admissible as evidence in any judicial, administrative or arbitral proceeding or trial.  Executive further acknowledges that if the Company’s Chief Administrative Officer does not receive from

Executive written notice of Executive’s revocation prior to the expiration of seven (7) days of the Execution Date, Executive shall have forever waived Executive’s right to revoke this Agreement, and it shall thereafter have full force and effect as of the eighth (8th) day after the Execution Date (the “Effective Date”).

16.                                 Non-Disparagement.  At no time shall Executive knowingly make any statement (whether written or oral), or knowingly encourage any other person to make any statement, disparaging the conduct, character or business reputation of the Released Parties or any of them; nor shall the Released Parties or any of them knowingly make any statements (whether written or oral), or knowingly encourage any other person to make any statement, disparaging the conduct, character or business reputation of the Executive.  Nothing contained herein shall preclude Executive or the Company from providing truthful testimony or statements as required by law or legal process or in response to an investigation by a governmental, regulatory or self-regulatory body.

17.                                 Joint Drafting.  In recognition of the fact that the Parties hereto had an opportunity to negotiate the language of, and draft, this Agreement, the Parties acknowledge and agree that there is no single drafter of this Agreement and therefore, the general rule that ambiguities are to be construed against the drafter is, and shall be, inapplicable.  If any language in this Agreement is found or claimed to be ambiguous, each Party shall have the same opportunity to present evidence as to the actual intent of the Parties with respect to any such ambiguous language without any inference or presumption being drawn against any Party.

18.                                 Headings.  The headings used herein are for reference only and shall not affect the construction of this Agreement.

19.                                 Acknowledgment.

(a)          By executing this Agreement, Executive acknowledges that (i) Executive has had at least twenty-one (21) days to consider the terms of this Agreement, and has either considered this Agreement and its terms for that period or has knowingly and voluntarily waived Executive’s right to do so; (ii) Executive has been advised by the Company pursuant to this Agreement to consult with an attorney regarding the terms of this Agreement; (iii) Executive has consulted with an attorney or, in the alternative, waives Executive’s right to do so, regarding the terms of this Agreement; (iv) any and all questions regarding the terms of this Agreement have been asked and answered to Executive’s complete satisfaction; (v) Executive has read this Agreement, Executive has no contractual right or claim to the benefits described herein and acknowledges that the consideration provided for hereunder is in addition to anything of value to which Executive already is entitled; (vi) the consideration provided for herein is good and valuable; and (vii) Executive is entering into this Agreement voluntarily, of Executive’s own free will, and without any coercion, undue influence, threat or intimidation of any kind or type whatsoever.  Executive further acknowledges and agrees that any revisions to this Agreement made prior to the Effective Date are not material and shall not be deemed to affect the amount of time Executive has to consider this Agreement, and Executive hereby voluntarily waives additional time for review, if any, with respect to any such revisions.

(b)         Executive hereby acknowledges and confirms that Executive has read all fourteen (14) pages of this Separation Agreement and hereby freely and voluntarily assents to all the terms and conditions in this Agreement, and signs the same as Executive’s own free act with the full intent of accepting the benefits contemplated hereby in return for releasing the Released Parties (as defined above) from all Claims.

/s/ Ira H. Raphaelson		Date: May 12, 2011
Ira H. Raphaelson

SCIENTIFIC GAMES CORPORATION

By:	/s/ David L. Kennedy	Date: May 12, 2011
Name:	David L. Kennedy
Title:	Vice Chairman & Chief Administrative Officer